                                                                    Exhibit 11.1


                          Commemorative Brands, Inc.

                Statement Re: Computation of Per Share Earnings




                                             Fiscal Year Ended            Fourth Quarter Ended
                                       -----------------------------   --------------------------
                                       August 29,      August 30,      August 29,      August 30,
                                         1998            1997            1998            1997
                                       ----------      ----------      ----------      ----------
                                                    (In thousands, except share data)
Net income (loss) to common
stockholders                            $ (5,837)       $ (9,717)       $ (8,290)       $ (4,432)
                                       ----------      ----------      ----------      ----------
Weighted average common shares
outstanding                              375,323         375,000         376,294         375,000
                                       ----------      ----------      ----------      ----------
Weighted average common and common
equivalent shares outstanding            375,323         375,000         376,294         375,000
                                       ----------      ----------      ----------      ----------
Basic earnings (loss) per share         $ (15.55)       $ (25.91)       $ (22.03)       $ (11.82)
                                       ----------      ----------      ----------      ----------
Diluted earnings (loss) per share       $ (15.55)       $ (25.91)       $ (22.03)       $ (11.82)
                                       ----------      ----------      ----------      ----------
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